                                                                    EXHIBIT 12.2

                                  XTRA, INC.
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
             For the three months ended December 31, 1997 and 1996
                             (Millions of dollars)
                                  (Unaudited)

                                                            1997           1996
                                                            ----           ----
EARNINGS
Income from operations before provision for income taxes    $ 30           $ 22
  Add:  Fixed charges (below)                                 15             16
                                                            ----           ----
                                                            $ 45           $ 38
                                                            ====           ====

FIXED CHARGES                                               $ 15           $ 16
                                                            ====           ====

Ratio of Earnings to Fixed Charges                           2.9            2.4
                                                            ====           ====

Note: For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before taxes plus fixed charges. Fixed charges for operations consist of interest on indebtedness and the portion of rental expense, which represents interest.